Exhibit 99.1

FOR IMMEDIATE RELEASE

MCBC Holdings, Inc. Appoints W. Patrick Battle to Board of Directors

VONORE, Tenn. May 8, 2017 (GLOBE NEWSWIRE) — MCBC Holdings, Inc. (NASDAQ: MCFT) today announced that W. Patrick Battle  has been appointed to the Company’s Board of Directors as an independent director, effective May 8, 2017.  Mr. Battle will also serve on the Nominating and Corporate Governance  Committee.

Since 2010, Mr. Battle has been the Managing Partner of Stillwater Family Holdings and was instrumental in launching Experience and Fermata Partners.  Mr. Battle served as Chairman of IMG College from 2007 until 2011, following the acquisition of The Collegiate Licensing Company (CLC) by IMG Worldwide.  Under his leadership, IMG College became the leader in developing and managing integrated licensing, marketing and multimedia rights programs for more than 200 U.S. universities, conferences, bowls, and the NCAA.  Prior to joining IMG in 2007, Mr. Battle was the President and Chief Executive Officer of CLC, where he worked since 1984.  Mr. Battle has served on the board of Acuity Brands, Inc. since 2014 and is currently a member of the Compensation Committee and the Governance Committee.  Mr. Battle graduated from Georgia State University with a B.A. in marketing.

About MCBC Holdings, Inc.

Headquartered in Vonore, Tenn., MCBC Holdings, Inc. (NASDAQ:MCFT) is the parent of MasterCraft Boat Company, a world-renowned innovator, designer, manufacturer, and marketer of premium performance sport boats. Founded in 1968, MasterCraft has cultivated its iconic brand image through a rich history of industry-leading innovation, and more than four decades after the original MasterCraft made its debut the company’s goal remains the same — to continue building the world’s best ski, wakeboard, wakesurf and luxury performance powerboats. For more information, visit www.mastercraft.com.

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CONTACT:

Tim Oxley
Chief Financial Officer
(423) 884-2221
Tim.Oxley@mastercraft.com

Matt Sullivan
(612) 455-1709
Matt.Sullivan@padillacrt.com